Exhibit 10.2

July 27, 2011

Deborah Mulryan

4 Westridge Drive

Hampton, NH 03842

Deborah:

On behalf of GSI Group and our board of directors, I am pleased to extend this offer to you to join GSI as Vice President, Human Resources, reporting directly to me. In this position, you will be based at our headquarters in Bedford, MA, and you will be a corporate officer of the company. I believe you are an exceptional fit for this role, and I would be very pleased to have you join the senior executive team at GSI.

In this role, you will be paid a base salary of $235,000 per year, payable on a bi-weekly basis. Your base salary will be reviewed on an annual basis. In addition, you will participate in the company’s Senior Management Incentive Plan (SMIP), with a bonus target of 30% of your base salary, and an annual equity grant targeted at 50% of your base salary in value. For these annual equity grants, the form and terms and conditions of each grant will be determined by the GSI Compensation Committee as part of the annual compensation planning process for senior executives in the company, and will be substantially the same as grants made to other senior executives during the same grant cycle. The SMIP bonus plan operates on six-month cycles, and assuming you join GSI during the month of August, you will be fully eligible for the Second Half 2011 bonus payment, without proration. At the time of your hire, you will also receive a one-time grant of 20,000 Restricted Stock Units (RSU’s) of GSI stock, which will have three-year, time-based vesting, and fully vest in the event of a change-of-control of GSI Group. The plan document for these RSU’s will be provided to you for your reference.

As a permanent, full-time employee of GSI, you will be eligible to participate in the company’s full range of employee benefits, which currently include health and dental plans, insurance (life, accidental death and dismemberment, disability) and the 401(k) plan with a company match of 50% of employee contributions up to a limit of 6% (maximum match of 3%). In addition, you will be eligible for three (3) weeks of paid vacation, six (6) days of Personal Need Time and eleven (11) paid holidays per year. Should you have any questions regarding the benefits programs, please do not hesitate to contact Carole Leavitt, Human Resources Manager, who can be reached at (781) 266-5770.

If your employment with GSI is involuntarily terminated by the company, other than for Cause, you will be eligible for a severance benefit in the amount of twelve months of base salary. In addition, if there is a change-of-control of GSI, and your employment is involuntarily terminated, materially reduced in scope, or if your place of work is moved more than 50 miles from the current GSI Group Headquarters in Bedford, MA, within twelve months after the change-of-control, you will be eligible for a severance benefit in the amount of eighteen months of base salary.

For purposes of your employment with GSI Group, in connection with an involuntary termination, the term “Cause” shall mean 1) your willful failure to substantially perform the duties of your role, other than such failure resulting from your Disability; 2) your willful failure to carry out or comply with any lawful and reasonable directive from your direct supervisor; 3) your commission of any act or omission that results in, or may reasonably be expected to result in a conviction, plea of no contest, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; or 4) your unlawful use or possession of illegal drugs on the company’s premises or while performing the executive’s duties and responsibilities under this agreement.

All payments and benefits provided to you under this offer letter are intended to be exempt from or comply with Section 409A of the Internal Revenue Code (so that the penalty taxes under Section 409A do not apply to you) and, if applicable, the payment of your severance payments will be delayed to the extent necessary to avoid the penalty taxes under Section 409A. In order to satisfy Section 409A requirements, the severance payments under this offer letter will only be made when your termination of employment is a separation from service under Section 409A and each salary continuation severance payment will be treated as a separate payment.

This offer is contingent on your passing of a standard background check as well as your ability to satisfy the requirements of the Immigration Reform and Control Act of 1986, and the absence of any non-compete or other agreement that would limit your ability to perform your duties in this assignment. In order to receive your initial equity grant, you will be required to sign an Invention Assignment and Non-compete agreement. All employees are required to sign a confidentiality agreement as well as the GSI Code of Ethics and Foreign Corrupt Practices Act Policy as a condition of employment. You can find a copy of the policy at www.gsig.com/about. Your employment with GSI will be at-will and not for any definite term or duration. Either you or GSI may terminate such employment at any time. Per the company’s by-laws, which will be provided to you, as an officer of the company, you will receive indemnification from certain liabilities that may arise in connection with your duties, as well as payment by the company of your associated attorney’s fees. This offer is valid until close of business on July 29, 2011.

Deb, I am excited to have you join the senior team at GSI. I believe you will make a substantial impact on the success of the company. You will have the opportunity to play a major role in shaping the future of GSI and in building a culture of excellence. Please let me know if you have any questions with respect to this offer. We anticipate that your start date with be on or about August 15, 2011. You may indicate your acceptance of the offer by signing in the space provided.

Best Regards,

John A. Roush

Chief Executive Officer

Deborah Mulryan	Date of Acceptance